Exhibit 4.2
FORM OF
EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT
dated as of                     , 2007
by and among
FREMONT GENERAL CORPORATION,
FREMONT INVESTMENT & LOAN
and
HUNTER’S GLEN/FORD, LTD.

EXHIBIT A — EXCHANGE NOTICE

(i)

          EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT dated as of [•], 2007 by and among Fremont General Corporation, a Nevada corporation (the “Company”), Fremont Investment & Loan, a California industrial banking corporation (the “Bank”), and Hunter’s Glen/Ford, Ltd., a Texas limited partnership (together with its Affiliates, the “Investor”).
WITNESSETH:
          WHEREAS, the Company, the Bank and the Investor have each determined to enter into this Agreement in connection with the Investment Agreement pursuant to which the Investor has agreed, among other things, to purchase from the Bank, and the Bank has agreed to issue and sell to the Investor, 8,899,410 shares of its 6.5% Series A Non-Cumulative Exchangeable Preferred Stock (the “Series A Preferred Stock”).
          WHEREAS, the Series A Preferred Stock is exchangeable for shares of Common Stock as set forth herein.
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
     1. Certain Definitions.
          In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:
          “Additional Holder Nominee” has the meaning assigned to it in Section 3(a)(6) hereof.
          “Additional Warrant” means the warrant, substantially in the form of the Original Warrant (modified to reflect receipt of Shareholder Approval), to be issued by the Company to the Investor pursuant to the Investment Agreement upon receipt of the approval of the Company’s shareholders thereof to acquire up to 4,004,680 shares of Common Stock (plus the number of shares, if any, that are subtracted from the Original Warrant Shares and Exchange Shares (as defined in the Investment Agreement) for purposes of the NYSE listing standards and regulations).
          “Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.
          “Aggregate Initial Shares” means the aggregate number of (i) shares of Common Stock that may be acquired by the Investor (or its Affiliates) upon exchange of all Series A Preferred Stock purchased by the Investor (or its Affiliates) at the Closing based upon the Exchange Price in effect on the Closing Date (such number to be appropriately adjusted for the events described in Sections 2(e)(6) and 2(e)(7)) and (ii) Warrant Shares actually issued upon exercise of the Warrants by the Investor and its Affiliates. For purposes of Section 3, Aggregate Initial Shares shall exclude any shares of Common Stock and Series A Preferred Stock

Transferred by the Investor or its Affiliate to another Permitted Holder that is not an Affiliate of the Investor.
          “Applicable Base Amount” shall mean $8.44 from the date hereof to (but excluding) the Shareholder Approval Date, and shall mean $9.00 from (and including) and after the Shareholder Approval Date.
          “Applicable Percentage” shall mean 75% from the date hereof to (but excluding) the Shareholder Approval Date, and shall mean 85% from (and including) and after the Shareholder Approval Date.
          “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 21, 2007, between the Bank and iStar Financial Inc.
          “Automatic Exchange Date” has the meaning assigned to it in Section 2(b) hereof.
          “Automatic Exchange Payment” has the meaning assigned to it in Section 2(b) hereof.
          “Bank” has the meaning assigned to it in the preamble.
          “Base Dividends” has the meaning assigned to it in the Certificate of Determination.
          “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof, without regard to the 60-day provision in paragraph (d)(1)(i) thereof). The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings. For the avoidance of doubt, any Person will be deemed to Beneficially Own (a) all shares of Common Stock (as hereinafter defined) issuable upon exchange of the Series A Preferred Stock owned by such Person and its Affiliates in accordance with this Agreement and (b) all shares of Common Stock that may be purchased upon exercise of the Warrants held by such Person and its Affiliates.
          “Board of Directors” means the Board of Directors of the Company.
          “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.
          “CDI Litigation” means pending litigation (and related actions) brought against the Company, its subsidiaries or its officers and directors by the California Insurance Commissioner alleging, among other things, the improper utilization by the Company or its subsidiary of certain net operating loss deductions and mismanagement claims.
          “Certificate of Determination” has the meaning assigned to it in the Investment Agreement.

          “Change of Control” means any event or transaction or series of events or transactions pursuant to which
•	any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act), and the rules thereunder) other than any Permitted Holder and its Affiliates, acquires beneficial ownership of more than 25% of the outstanding voting securities of the Company;

•	any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules thereunder) other than any Permitted Holder and its Affiliates, acquires beneficial ownership of more than 25% of the outstanding voting securities of the Bank;

•	the execution by the Company or the Bank of one or more agreements to sell all or substantially all of its assets.
          “Change of Control Notice” has the meaning assigned to it in Section 2(b) hereof.
          “Closing Date” means the date of closing of the Investor’s purchase of the Series A Preferred Stock and the Original Warrant.
          “Closing Price” means, for each trading day, the last reported sale price regular way on the principal national securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not listed on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.
          “Commercial Real Estate Transaction” has the meaning assigned to it in the Investment Agreement.
          “Commission” means the Securities and Exchange Commission.
          “Common Stock” means the common stock, par value $1.00 per share, of the Company.
          “Company” has the meaning assigned to it in the preamble.
          “Conversion Amount” has the meaning assigned to it in Section 2(a) hereof.
          “Current Market Price” means, on any day, the average of the Closing Prices of the Common Stock for the ten consecutive trading days ending on such date.
          “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder
          “Exchange Date” has the meaning assigned to it in Section 2(f) hereof.

          “Exchange Notice” has the meaning assigned to it in Section 2(f) hereof.
          “Exchange Price” has the meaning assigned to it in Section 2(c) hereof.
          “Excluded Stock” has the meaning assigned to it in Section 2(e)(11) hereof.
          “Exercise Price” means the exercise price to purchase one share of Common Stock pursuant to the Warrants.
          “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arms-length transaction, as determined in good faith by the Board of Directors.
          “Fully Diluted Outstanding Shares” as of any date means the number of shares of Common Stock outstanding on such date on a fully diluted basis (including, without limitation, shares of restricted stock (whether or not vested) and, in accordance with the treasury method, shares subject to outstanding stock options, whether or not “in the money”), excluding shares issued or issuable upon exchange of Series A Preferred Stock or upon exercise of Warrants.
          “Holders” has the meaning assigned to it in Section 2(a) hereof.
          “Initial Investor Nominee” and “Investor Nominees” have the meanings assigned to them in Section 3(a)(1).
          “Investment Agreement” means the Investment Agreement, dated as of May 21, 2007, by and among the Company, the Bank and the Investor.
          “Investor” has the meaning assigned to it in the preamble.
          “Liquidation Preference” has the meaning assigned to it in the Certificate of Determination.
          “Litigation Cost Excess” has the meaning assigned to it in Section 2(e)(2) hereof.
          “Litigation Costs” has the meaning assigned to it in Section 2(e)(2) hereof.
          “Litigation Resolution Date” has the meaning assigned to it in Section 2(e)(2) hereof.
          “Litigation Settlement Amount” has the meaning assigned to it in Section 2(e)(2) hereof.
          “Loan Losses” has the meaning assigned to it in Section 2(e)(3) hereof.
          “Loan Loss Excess” has the meaning assigned to it in Section 2(e)(3) hereof.
          “Loan Loss Settlement Amount” has the meaning assigned to it in Section 2(e)(3) hereof.

          “Measurement Date” has the meaning assigned to it in the definition of “Reset Date.”
          “Original Issue Date” means the date on which the Series A Preferred Stock was issued by the Bank pursuant to the Investment Agreement.
          “Original Warrant” means the warrant to purchase 7,129,326 shares of Common Stock issued to the Investor on the date hereof.
          “Permitted Holders” has the meaning assigned to it in the Investment Agreement.
          “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental agency or other entity.
          “Premium” means the amount to be paid for the Purchased Non-Loan Assets as defined in the Asset Purchase Agreement pursuant to Section 2.04(b) therein or any successor provisions, not to exceed $50,000,000.
          “Qualified Transferee” means an “accredited investor” as defined in Rule 501 under the Securities Act.
          “Quarter-End Date” has the meaning assigned to it in the definition of Reset Date.
          “Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants or financial or other advisors or other Person associated with or acting on behalf of such Person.
          “Reset Date” means the date that is the 45th day after the earlier to occur of (i) the last day of the Company’s fiscal quarter during which the Bank consummates the Commercial Real Estate Transaction (the “Quarter-End Date”) and (ii) December 31, 2007 (the “Year-End”) (the earlier to occur of the Quarter-End Date and the Year-End being referred to herein as the “Measurement Date”).
          “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
          “Series A Preferred Stock” has the meaning assigned to it in the preamble.
          “Shareholder Approval” means the approval by the Company’s shareholders of the Additional Warrant.
          “Shareholder Approval Date” means the date as of which the Shareholder Approval occurs.
          “Tangible Book Value” means the positive difference, if any, of (a) the Company’s consolidated assets (excluding goodwill, trademarks and other intangible assets) minus (b) the Company’s consolidated liabilities, in each case as reported on the Company’s consolidated balance sheet as of the Measurement Date, calculated in accordance with GAAP consistently applied with prior periods: provided, however, that: (i) there shall be included in Tangible Book Value, (A) the portion of the Premium, if any, not included in the earnings of the Company for periods prior to the Measurement Date, multiplied by 57.954%, (B) an add-back in an amount equal to the valuation allowance applied to the actual amount of deferred tax assets as of the Measurement Date for Federal and California franchise tax purposes that may be realized prior to the expiration of the applicable net operating loss carryforward periods; provided that the amount of such add-back plus the amount of deferred tax assets for Federal and California franchise tax purposes reflected on the consolidated balance sheet as of the Measurement Date shall not exceed $150,000,000, (C) an add-back in an amount equal to any allowance for loan losses specifically related to the A Participation Interest (as defined in the Asset Purchase Agreement) as of the Measurement Date multiplied by 57.954%, and (D) the amount of any goodwill on the consolidated balance sheet as of the Measurement Date related to acquisitions by the Company that were approved by the Investor in writing and closed between the date of this Agreement and the Measurement Date and (ii) there shall be excluded from Tangible Book Value, the effect of the issuance of the Series A Preferred Stock and the Warrants. Tangible Book Value shall be determined in good faith by the Board of Directors, subject to the approval of Investor, which approval will not be unreasonably withheld.
          “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Common Stock generally.
          “Transfer” means, directly or indirectly, to sell , transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to a sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.
          “Underpayment Test” has the meaning assigned to it in Section 2(e)(12) hereof.
          “Warrants” mean the Original Warrant and the Additional Warrant.
          “Year-End Date” has the meaning assigned to it in the definition of Reset Date.
          All other capitalized terms used but not defined herein shall have the meanings given to such terms in the Investment Agreement.
     2. Exchange, Put and Call.
          (a) Exchange at the Option of the Holder. Subject to and upon compliance with the provisions of this Section 2, the holders of the shares of Series A Preferred Stock (the “Holders”) shall be entitled, at their option, at any time and from time to time to exchange all or any such shares of Series A Preferred Stock into newly issued, fully paid and non-assessable shares of Common Stock (determined as provided below); provided that upon any call for redemption by the Bank pursuant to the terms of the Series A Preferred Stock, the right to exchange shares so called for redemption shall terminate at 5:00 p.m., New York City time, on the Business Day immediately preceding the redemption date (unless the Bank defaults in paying the redemption price of the shares so called for redemption). A Holder shall effect such exchanges by delivering to the Company shares (or portions thereof) of Series A Preferred Stock that the Holder is seeking to exchange, in exchange for which the Company shall issue to such Holder (i) a number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference of the Series A Preferred Stock delivered for exchange divided by (B) the Conversion Amount in effect at the close of business on the applicable Exchange Date; (ii) an amount in cash equal to the amount of any declared but unpaid Base Dividends as of the applicable Exchange Date on the shares of Series A Preferred Stock so exchanged, and (iii) an amount in cash equal to the product of (A) the amount, if any, by which the Conversion Amount in effect at the close of business on the applicable Exchange Date exceeds the Exchange Price in effect at the close of business on the applicable Exchange Date multiplied by (B) the number of shares of Common Stock issued upon such exchange. The “Conversion Amount” shall initially be $9.00 and shall be adjusted in the same manner as the Exchange Price is adjusted pursuant to clauses (4), (6) and (7) of Section 2(e).
          (b) Change of Control.
     (1) The Bank shall provide each Holder with written notice of a Change of Control (a “Change of Control Notice”) at least thirty (30) days prior to such Change of Control, or as soon as practicable thereafter. Each Holder shall have twenty (20) days after receipt of such notice to request that the Company purchase the Series A Preferred Stock then held by such Holder. Promptly, but in any event, within five (5) Business Days of receipt of such request in writing, the Company shall purchase such Series A Preferred Stock for cash at a purchase price equal to the Liquidation Preference for such shares plus the amount of any declared but unpaid Base Dividends as of such date.
     (2) If any Holder does not exercise the its right to require the Company to purchase its Series A Preferred Stock described in Section 2(b)(1) above within the 20-day period specified therein, then upon written notice to such Holder within ten (10) days of the expiration of such 20-day period, the Bank or the Company shall have the right to purchase the Series A Preferred Stock then held by such Holder. Promptly, but in any event, within five (5) Business Days of delivery of such notice to the Holder of the Company’s or Bank’s election to exercise such purchase right, the Company or Bank, as applicable, shall purchase such Series A Preferred Stock for cash at a purchase price equal to the Liquidation Preference for such shares plus the amount of any declared but unpaid Base Dividends as of such date. Notwithstanding anything in this Section 2(b)(2) to the contrary, the Holder shall have the right to exchange its Series A Preferred Stock pursuant to Section 2(a) hereof until 5:00 p.m., New York City time, on the Business Day immediately preceding the purchase date.
     (3) If, upon the occurrence of a Change of Control (solely with respect to the Bank and not the Company), a Holder has not exercised its right to require the Company to purchase its Series A Preferred Stock pursuant to Section 2(b)(1) and neither the Company nor the Bank has exercised its right to purchase such Holder’s Series A Preferred Stock pursuant to Section (2)(b)(2) (or the Company and the Bank have determined not to exercise such right prior to the expiration of such right), then each and every share of Series A Preferred Stock held by such Holder shall be automatically exchanged into fully paid and non-assessable shares of Common Stock (determined as provided below) on a date selected by the Board of Directors not more than thirty (30) days after the expiration of the purchase right set forth in Section 2(b)(2) above (the “Automatic Exchange Date”). Upon such automatic exchange, upon the surrender to the Company of its shares of Series A Preferred Stock, the Holder shall be entitled to receive (i) a number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference of the Series A Preferred Stock held by such Holder divided by (B) the Conversion Amount in effect at the close of business on the Automatic Exchange Date; (ii) an amount in cash equal to the amount of any declared but unpaid Base Dividends as of the Automatic Exchange Date on the shares of Series A Preferred Stock so exchanged, and (iii) an amount in cash equal to the product of (A) the amount, if any, by which the Conversion Amount in effect at the close of business on the Automatic Exchange Date exceeds the Exchange Price in effect at the close of business on the Automatic Exchange Date multiplied by (B) the number of shares of Common Stock issued upon such exchange. In addition, in the event that the Current Market Price on the Automatic Exchange Date is less than the Exchange Price in effect at the close of business on the Exchange Date, then the Company shall pay to the Holder an amount in cash (together with the payments required by clauses (ii) and (iii) of the immediately preceding sentence, the “Automatic Exchange Payment”) equal to the product of (A) the difference between such Exchange Price and the Current Market Price on the Automatic Exchange Date multiplied by (B) the number of shares of Common Stock being issued to the Holder upon the exchange of the Holder’s Series A Preferred Stock. If the Company does not have sufficient cash to make the Automatic Exchange Payment or is legally or contractually prohibited from making such payment, the Company shall pay such Automatic Exchange Payment (or any portion thereof, as applicable) in a number of shares of Common Stock equal to the quotient of the portion of the Automatic Exchange Payment that the Company is unable to pay divided by the Current Market Price. On or before the 15th day prior to the Automatic Exchange Date, the Company shall send written notice thereof to each Holder at its address then shown on the records of the Bank, which notice shall state the circumstances constituting the Change of Control and that certificates evidencing shares of Series A Preferred Stock must be surrendered to the Company. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of the procedures for the automatic exchange of the Series A Preferred Stock.
          (c) Exchange Price. The exchange price (the “Exchange Price”) shall initially be $8.44 per share of Series A Preferred Stock and, if the Shareholder Approval Date occurs prior to the Reset Date, shall be increased to $9.00 per share of Series A Preferred Stock from (and including) and after the Shareholder Approval Date, subject to adjustment from time to time in accordance with Section 2(e).
          (d) Fractional Shares. Instead of any fractional share of Common Stock which would otherwise be issuable upon exchange of any share of Series A Preferred Stock, the Company will pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Current Market Price of one share of Common Stock on the Exchange Date or the Automatic Exchange Date, as the case may be. If more than one share of Series A Preferred Stock shall be surrendered for exchange at one time by the same

Holder, the number of full shares of Common Stock to be issued shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.
          (e) Adjustments to Exchange Price and Exchange Features. The Exchange Price and exchange features shall be subject to adjustment from time to time as follows:
     (1) Effective 5:00 P.M., New York time, on each of the Reset Date and, if it occurs on or after the Reset Date, the Shareholder Approval Date, the Exchange Price shall be reset to the lesser of (a) the Applicable Base Amount or (b) an amount equal to the quotient of: (i) the product of (x) the Applicable Percentage multiplied by (y) the Tangible Book Value as of the Measurement Date, divided by (ii) the Fully Diluted Outstanding Shares as of the Measurement Date. If, prior to the Reset Date, an adjustment of the Exchange Price has occurred pursuant to Section 2(e)(2), such adjustment(s) shall be made on the reset Exchange Price determined by the immediately preceding sentence. If prior to the Reset Date, any Holder shall have already exchanged any or all of its shares of Series A Preferred Stock for shares of Common Stock, then the Company shall promptly pay to such Holder, in respect of all the shares of Common Stock received upon each such exchange, an amount in cash equal to the amount, if any, by which (A) the amount of cash that would be payable to the Holder pursuant to Section 2(a)(iii) (giving effect to all prior Exchange Price adjustments under this Section 2, but without giving effect to any adjustment payments made pursuant to Section 2) if such Holder exchanged Series A Preferred Stock immediately after the Reset Date having a Liquidation Preference equivalent to the shares of Series A Preferred Stock delivered to the Company in connection with such exchange exceeds (B) the amount by which the sum of payments made to such Holder in connection with the actual exchange pursuant to Section 2(a)(iii), Section 2(e)(2) and Section 2(e)(3) exceeds any amount paid by such Holder to the Company pursuant to Section 2(e)(12) with respect to such shares. In the event that, prior to the Reset Date or, if it occurs on or after the Reset Date, the Shareholder Approval Date, the Exchange Price shall have been adjusted pursuant to clauses (4), (6) or (7) of this Section 2(e), then the Exchange Price shall be adjusted pursuant to the first sentence of this clause (1) as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exchange Price pursuant to this clause (1).
     (2) If, on the date a final non-appealable judgment is rendered in the CDI Litigation or a final binding settlement agreement is entered into by the Company and its relevant subsidiaries with respect to the CDI Litigation (the “Litigation Resolution Date”), the total costs incurred by the Company or its subsidiaries related to the CDI Litigation after the Measurement Date (including, without limitation, judgments, fines and penalties incurred in connection with the CDI Litigation, but excluding costs incurred in connection with legal defense, consultant fees and any other third party costs incurred in connection with the defense thereof) (the “Litigation Costs”) exceed $35,000,000 (such excess being the “Litigation Cost Excess”), then the Exchange Price (after taking into account the next sentence) shall be immediately adjusted downward by an amount equal to the product of: (i) the Applicable Percentage then in effect multiplied by (ii) the quotient of (A) the positive difference of the Litigation Cost Excess (net of any realizable income tax benefits attributable to the Litigation Cost Excess) divided by (B) the Fully

Diluted Outstanding Shares as of the Measurement Date. In the event that, prior to the Litigation Resolution Date, the Exchange Price shall have been adjusted pursuant to clauses (4), (6) or (7) of this Section 2(e), then the Exchange Price shall be adjusted pursuant to the preceding sentence as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exchange Price pursuant to this clause (2). If, however, as of the Litigation Resolution Date, any Holder has already exchanged any or all of its shares of Series A Preferred Stock for shares of Common Stock, then the Company shall promptly pay to such Holder, in respect of all the shares of Common Stock received upon each such exchange occurring prior to the Litigation Resolution Date, an amount in cash equal to the amount, if any, by which (A) the amount of cash that would be payable to the Holder pursuant to Section 2(a)(iii) (giving effect to all prior Exchange Price adjustments under this Section 2, but without giving effect to any adjustment payments made pursuant to Section 2) if such Holder exchanged Series A Preferred Stock immediately after the Litigation Resolution Date having a Liquidation Preference equivalent to the shares of Series A Preferred Stock delivered to the Company in connection with such exchange exceeds (B) the amount by which the sum of payments made to such Holder in connection with the actual exchange pursuant to Sections 2(a)(iii), Section 2(e)(1) and Section 2(e)(3) exceeds any amount paid by such Holder to the Company pursuant to Section 2(e)(12) with respect to such shares (such aggregate cash payment by the Company being referred to herein as the “Litigation Settlement Amount”), provided, however, that if the Company does not have sufficient cash to make such payment or is legally or contractually prohibited from making such payment, the Company shall pay such Litigation Settlement Amount (or any portion thereof) in a number of shares of Common Stock equal to the quotient of the portion of the Litigation Settlement Amount that the Company is unable to pay divided by the Current Market Price.
     (3) If, on June 30, 2010, the total cumulative losses (excluding losses attributable to early payment defaults), liabilities or expenses incurred by the Company and its Subsidiaries on a consolidated basis after the Measurement Date relating to the rights or claims of third parties in connection with mortgage loans sold (whether as a whole loan sale, securitization or otherwise) by the Company or any of its Subsidiaries prior to the Measurement Date (the “Loan Losses”) exceed the sum of $35,000,000 plus a new reserve established on the Company’s consolidated balance sheet at June 30, 2007 (excluding any reserve for early payment defaults) (prepared in accordance with GAAP consistently applied with prior periods) in connection with such loans (such excess being the “Loan Loss Excess”), then the Exchange Price (after taking into account the next sentence) shall be adjusted downward on such date by an amount equal to the product of: (i) the Applicable Percentage then in effect multiplied by (ii) the quotient of (A) the Loan Loss Excess (net of any realizable income tax benefits attributable to the Loan Loss Excess) divided by (B) the Fully Diluted Outstanding Shares as of the Measurement Date. In the event that, prior to June 30, 2010, the Exchange Price shall have been adjusted pursuant to clauses (4), (6) or (7) of this Section 2(e), then the Exchange Price shall be adjusted pursuant to the preceding sentence as if the event or events giving rise to such adjustment(s) occurred immediately following the adjustment of the Exchange Price pursuant to this clause (3). If, however, as of June 30, 2010, any Holder has already exchanged any or all of its shares of Series A Preferred Stock for shares of Common

Stock, then the Company shall promptly pay to such Holder, in respect of all the shares of Common Stock received upon each such exchange occurring prior to June 30, 2010, an amount in cash equal to the amount, if any, by which (A) the amount of cash that would be payable to the Holder pursuant to Section 2(a)(iii) (giving effect to all prior Exchange Price adjustments under this Section 2, but without giving effect to any adjustment payments made pursuant to Section 2) if such Holder exchanged Series A Preferred Stock immediately after the June 30, 2010 having a Liquidation Preference equivalent to the shares of Series A Preferred Stock delivered to the Company in connection with such exchange exceeds (B) the amount by which the sum of payments made to such Holder in connection with the actual exchange pursuant to Section 2(a)(iii), Section 2(e)(1) and Section 2(e)(2) exceeds any amount paid by such Holder to the Company pursuant to Section 2(e)(12) with respect to such shares (such aggregate cash payment by the Company being referred to herein as the “Loan Loss Settlement Amount”), provided, however, that if the Company does not have sufficient cash to make such payment or is legally or contractually prohibited from making such payment, the Company shall pay such Loan Loss Settlement Amount (or any portion thereof) in a number of shares of Common Stock equal to the quotient of the portion of the Loan Loss Settlement Amount that the Company is unable to pay divided by the Current Market Price.
     (4) Upon Issuance of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities without consideration or for consideration per share less than the Current Market Price, then each of the Exchange Price and the Conversion Amount shall forthwith be lowered to a price equal to the price obtained by multiplying:
     (i) the Exchange Price or the Conversion Amount, as applicable, in effect immediately prior to the issuance of such Common Stock, options, rights or securities by
     (ii) a fraction of which (x) the numerator shall be the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance and (B) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Current Market Price and (y) the denominator shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance.
The provisions of this clause (4) shall not apply to any issuance of Excluded Stock.
     (5) Provisions Applicable to Adjustments. For the purposes of any adjustment of the Exchange Price or the Conversion Amount, as applicable, pursuant to Section 2(e)(4), the following provisions shall be applicable:

     (i) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.
     (ii) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.
     (iii) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire or rights to subscribe for, or securities convertible into or exchangeable for, Excluded Stock):
     a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of any such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (i) and (ii) of this clause (5)), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
     b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (i) and (ii) of this clause (5));
     c) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the Exchange Price or Conversion Amount, as applicable shall forthwith be readjusted to such Exchange Price or Conversion Amount, as applicable, as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;
     d) upon the expiration of any options to purchase or rights to subscribe for Common Stock which shall not have been exercised, the Exchange Price or Conversion Amount, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options to purchase or rights to subscribe for Common Stock, and the consideration received therefor was the consideration actually received by the Company for the issue of the options to purchase or rights to subscribe for Common Stock that were exercised, plus the consideration actually received by the Company upon such exercise; and
     e) no further adjustment of the Exchange Price or Conversion Amount, as applicable, adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.
     (6) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, each of the Exchange Price and the Conversion Amount shall be appropriately decreased to equal the product of the Exchange Price or the Conversion Amount, as applicable, multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such increase and the denominator of which is the number of shares of Common Stock outstanding immediately after such increase.
     (7) Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, each of the Exchange Price and the Conversion Amount shall be appropriately increased to equal the product of the Exchange Price or the Conversion Amount, as applicable, multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such decrease and the denominator of which is the number of shares of Common Stock outstanding immediately after such decrease in outstanding shares.

     (8) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), or any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock), each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be exchangeable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exchange of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation or merger, shall assume, by written instrument, the obligation to deliver to the holder such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such holder shall be entitled to receive upon such exchange.
     (9) Deferral in Certain Circumstances. In any case in which the provisions of this Section 2(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (i) issuing to the Holder with respect to any share of Series A Preferred Stock exchanged after such record date and before the occurrence of such event the shares of Common Stock issuable or cash payable upon such exchange by reason of the adjustment required by such event and issuing to such Holder only the shares of Common Stock issuable upon such exchange before giving effect to such adjustments, and (ii) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 2(d); provided that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such Holder’s right to receive such additional shares or such cash.
     (10) Adjustment of Number of Shares Issuable Upon Exchange. Upon any adjustment of the Conversion Amount as provided in clauses (4), (6) or (7), Holders of shares of Series A Preferred Stock shall thereafter be entitled to receive upon the exchange thereof, at the Conversion Amount resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Conversion Amount in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exchange of such Series A Preferred Stock immediately prior to such adjustment and dividing the product thereof by the Conversion Amount resulting from such adjustment.
     (11) Exceptions. Section 2(e) shall not apply to any shares of Common Stock (i) issued as consideration when any corporation or business is acquired, merged into, or becomes part of the Company or a subsidiary of the Company, (ii) issued upon exercise of any options, warrants or other rights assumed by the Company in connection with a merger or other acquisition; provided that such options, warrants or other rights assumed by the Company shall not have been issued in connection with or in contemplation of such merger or acquisition, (iii) issued in good faith in connection with any other acquisition of assets in an arms-length transaction between the Company and an unaffiliated third party, (iv) issued upon exercise of the Warrant, (v) issued to employees or directors of the Company pursuant to an employee stock option plan or stock incentive plan approved by the Board of Directors at no less than market value on the date of grant, or (vi) issued to officers and employees pursuant to employment agreements in existence on the date hereof at no less than market value on the date of issuance (collectively, the “Excluded Stock”). Additionally, no further adjustments to the Exchange Price shall be made under Sections 2(e)(2) or Section 2(e)(3) from and after the date the Permitted Holders cease to beneficially own and/or have the right to acquire at least 5% of the Aggregate Initial Shares.
     (12) Shareholder Approval Date Adjustment. If, prior to the Shareholder Approval Date, any shares of Series A Preferred Stock have been exchanged for Common Stock pursuant to the terms hereof, then, within five Business Days after the Shareholder Approval Date, each Holder shall repay to the Company a portion of the cash received from the Company in such exchanges, and pursuant to the adjustments contained in Sections 2(e)(1), 2(e)(2) and 2(e)(3), such that the net amount of cash retained by such Holder (and its predecessors) from such exchanges and adjustments equals the aggregate amount of cash the Company would have been obligated to pay in such exchanges and adjustments if the Shareholder Approval had occurred prior to such exchanges and adjustments (the “Underpayment Test”). If the Underpayment Test is satisfied without a payment by the Holder to the Company, then the Holder shall not be required to pay any amount under this Section 2(e)(12).
          (f) Exchange Mechanics.
     (1) To exchange shares of Series A Preferred Stock pursuant to Section 2(a), a Holder must (i) deliver to the Company a duly completed notice (the “Exchange Notice”) in the form attached hereto as Exhibit A, (ii) surrender the certificate or certificates evidencing such Holder’s shares of Series A Preferred Stock to be exchanged, together with duly executed stock powers endorsed to the Company or such other assignments or instruments of conveyance and transfer, in form and substance satisfactory to the Company, as shall be effective to vest in the Company all right, title and interest in and to the Series A Preferred Stock, and (iii) if required, pay any transfer or similar tax in accordance with Section 2(i). Shares of Series A Preferred Stock exchanged pursuant to Section 2(b) will be exchanged on the Automatic Exchange Date.
     (2) Except in the case of an exchange pursuant to Section 2(b), Series A Preferred Stock shall be deemed to have been exchanged immediately prior to the close of business on the day of surrender of such shares of Series A Preferred Stock for exchange (together with duly executed stock powers or such other assignments or instruments required by the Company) in accordance with the foregoing provisions and delivery of the Exchange Notice to the Company (the “Exchange Date”). In the case of an exchange pursuant to Section 2(b), such exchange shall occur automatically on the Automatic Exchange Date and without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Company. From and after the Exchange Date or the Automatic Exchange Date, as the case may be, dividends on the shares of Series A Preferred Stock so exchanged shall cease to accrue to the exchanging Holders, and all rights of such Holders as shareholders of the Bank shall cease. The Person or Persons entitled to receive the Common Stock issuable upon exchange shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.
     (3) As promptly as practicable on or after the Exchange Date or the Automatic Exchange Date, as the case may be, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon exchange, together with (i) the aggregate amount of cash payable pursuant to Section 2(a), (ii) any applicable Automatic Exchange Payment and (iii) payment in lieu of any fractional shares as provided in Section 2(d); provided that, in the case of an automatic exchange pursuant to Section 2(b), the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such exchange or any applicable Automatic Exchange Payment unless certificates evidencing such shares of Series A Preferred Stock so exchanged are surrendered to the Company.
     (4) In the case of any certificate evidencing shares of Series A Preferred Stock which is exchanged in part only, upon such exchange the Bank shall execute and deliver a new certificate representing an aggregate number of shares of Series A Preferred Stock equal to the unexchanged portion of such certificate.
          (g) Notice of Adjustment of Exchange Price. Whenever the Exchange Price or Conversion Amount, as applicable, is adjusted as herein provided (i) the Company shall compute the adjusted Exchange Price or Conversion Amount, as applicable, in accordance with Section 2(e) and shall prepare a certificate signed by the Treasurer or Chief Financial Officer of the Company setting forth the adjusted Exchange Price or Conversion Amount, as applicable, and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose or exchange of shares of Series A Preferred Stock, and (ii) a notice stating that the Exchange Price or the Conversion Amount, as applicable, has been adjusted and setting forth the adjusted Exchange Price or the Conversion Amount, as applicable, shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Bank.
          (h) Company to Reserve Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the exchange of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the exchange of all outstanding shares of Series A Preferred Stock and the exercise of all outstanding Warrants. Before taking any action that would cause an adjustment reducing the

Conversion Amount below the then par value (if any) of the shares of Common Stock deliverable upon exchange of the Series A Preferred Stock or that would cause the number of shares of Common Stock deliverable upon exchange of the Series A Preferred Stock to exceed (when taken together with all other outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue the full number of fully paid and non-assessable shares of Common Stock issuable upon exchange at such adjusted Conversion Amount.
          (i) Taxes on Exchange. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on exchange of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the share(s) of Series A Preferred Stock to be exchanged, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.
          (j) Compliance with Law. All issuances of Common Stock pursuant to this Agreement shall be subject to compliance with all legal and bank regulatory requirements.
     3. Governance.
          (a) Composition of the Board of Directors.
     (1) The Company will cause Gerald J. Ford and Carl B. Webb (each, an “Initial Investor Nominee” and, collectively, the “Initial Investor Nominees”) to be elected or appointed to the board of directors of each of the Company and the Bank concurrently with the Closing. The board of directors of each of the Company and the Bank shall elect Mr. Ford to the position of Chairman concurrently with his election or appointment.
     (2) Subject to Sections 3(a)(4) and 3(a)(5) below:
     (i) the Company’s Governance and Nominating Committee (or any other committee exercising a similar function) shall recommend to the Company’s board of directors that the Initial Investor Nominees (or any successors designated by the Investor in accordance with Section 3(a)(3) below) be included in the slate of nominees recommended by the board of directors of the Company to the Company’s shareholders for election as directors at each annual meeting of shareholders of the Company at which each such Initial Investor Nominee’s term expires; and
     (ii) the Company and the Bank shall cause the Initial Investor Nominees (or any successors designated by the Investor in accordance with Section 3(a)(3) below) to be members of the Bank’s board of directors at all times.
     (3) Subject to Sections 3(a)(4) and 3(a)(5) below, if any Initial Investor Nominee shall cease to serve as a director for any reason, the board of directors of each of the Company and the Bank will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with a person designated solely by the Investor.
     (4) At such time as the Investor and/or its Affiliates shall have transferred such number of the Aggregate Initial Shares, whether received upon exchange of the Series A Preferred Stock or upon exercise of the Warrants (other than to Affiliates of the Investor), that in the aggregate represent in excess of 50%, but not greater than 75%, of the number of Aggregate Initial Shares, then the Investor shall have the right to designate only one member to serve on the respective boards of directors of the Company and the Bank.
     (5) At such time as the Investor and/or its Affiliates shall have transferred such number of Aggregate Initial Shares, whether received upon exchange of the Series A Preferred Stock or upon exercise of the Warrants (other than to Affiliates of the Investor ), that in the aggregate represent in excess of 75% of the number of Aggregate Initial Shares, then the Investor shall have no further rights under Sections 3(a)(1) through 3(a)(3).
     (6) If the Bank shall fail to pay dividends as provided in Section 1(b) of the Certificate of Determination, then the Holders shall be entitled to elect up to two special directors (each, an “Additional Holder Nominee” and together with the Initial Investor Nominees, “Investor Nominees”) to the board of directors of the Company (in addition to the then authorized number of directors), and at each succeeding annual meeting of shareholders of the Company thereafter until such right is terminated as herein provided; provided, however, that if at such time, there shall be any Initial Investor Nominees (or any successor of an Initial Investor Nominee appointed to the board of directors in accordance with Section 3(a)(3) herein) serving on the board of directors of the Company, then the number of Additional Holder Nominees shall be reduced by the number of Initial Investor Nominees (or any successor of an Initial Investor Nominee appointed to the board of directors in accordance with Section 3(a)(3) herein) then serving on the board of directors of the Company.
          (b) Company Officers.
     (1) At or prior to the Closing, Carl B. Webb shall be appointed the President and Chief Executive Officer of both the Company and the Bank, and J. Randy Staff shall be appointed the Chief Financial Officer of both the Company and the Bank.
     4. Transfer Restrictions and Restricted Payments.
          (a) Transfers to Permitted Holders. Notwithstanding any provision in this Section 4 to the contrary, on or before the first anniversary of the date hereof, the Investor or any of its Affiliates shall be permitted to Transfer any portion of the Warrants, the Series A Preferred Stock or shares of Common Stock issuable upon exercise or exchange thereof, to an Affiliate or another Permitted Holder; provided, however, that, except as provided by Section 2(b), at all times between the Closing and the second anniversary thereof, the Investor and its Affiliates shall hold not less than 40% of the Series A Preferred Stock issued pursuant to the Investment Agreement (or the Common Stock issuable upon exchange thereof).
          (b) Warrant. Following the Closing, the Investor shall not be permitted to Transfer a Warrant other than to an Affiliate of the Investor, another Permitted Holder or to an Affiliate of a Permitted Holder that agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto.
          (c) Series A Preferred Stock.
     (1) From and after the Closing until the second anniversary thereof, the Investor shall not be permitted to Transfer any of the Series A Preferred Stock other than to an Affiliate of the Investor, another Permitted Holder or to an Affiliate of a Permitted Holder that agrees in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto; provided, however, that, except as provided by Section 2(b), at all times between the Closing and the second anniversary thereof, the Investor and its Affiliates shall hold not less than 40% of the Series A Preferred Stock issued pursuant to the Investment Agreement (or the Common Stock issuable upon exchange thereof).
     (2) From and after the second anniversary of the Closing, the Investor shall not, nor shall it permit its Affiliates to, Transfer or agree to Transfer any of the Series A Preferred Stock; provided that the foregoing restriction shall not be applicable to Transfers to (y) an Affiliate of the Investor, another Permitted Holder or to an Affiliate of a Permitted Holder that agrees in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto and (z) any Person if the number of shares of Series A Preferred Stock Transferred to such Person are exchangeable for shares of Common Stock representing less than 5% of the Total Voting Power, subject to the satisfaction of each of the following conditions:
     (i) The Investor or its Affiliate thereof proposing to Transfer the Series A Preferred Stock shall give written notice of the proposed Transfer to the Bank, which notice shall state the identity and address of the proposed transferee and the number of Series A Preferred Stock to be Transferred.
     (ii) Any Transfer of Series A Preferred Stock shall be made only to a Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates of each other, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

     (iii) The Investor or the Affiliate thereof proposing the Transfer of the Series A Preferred Stock shall deliver or cause to be delivered to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act or violate any state securities laws or regulations applicable to the Bank or the Series A Preferred Stock; provided, however, that the Company may, in its sole discretion, waive this condition upon the request of the Investor or the Affiliate thereof, as applicable. If, in the opinion of the Company’s counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any Federal or state securities laws applicable to the Bank or the Series A Preferred Stock, the Company may prohibit any Transfer otherwise permitted under this Section 4(c).
     (iv) Any transferee of the Series A Preferred Stock must agree in writing with the Company and the Bank to be bound by the this Agreement as fully as if it were an initial signatory hereto and thereto.
          (d) Common Stock.
     (1) From and after the Closing until the second anniversary thereof, (A) the Investor shall not be permitted to Transfer any shares of Common Stock acquired upon exercise of a Warrant other than to an Affiliate of the Investor, a Permitted Holder or to an Affiliate of a Permitted Holder that agrees in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto and (B) the Investor shall not be permitted to Transfer any shares of Common Stock acquired upon exchange of the Series A Preferred Stock other than to an Affiliate of the Investor that agrees in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto.
     (2) From and after the second anniversary of the Closing, the Investor shall not, nor shall it permit its Affiliates to, Transfer or agree to Transfer any shares of the Company’s Common Stock acquired upon exercise or exchange of a Warrant or the Series A Preferred Stock, as applicable; provided that the foregoing restriction shall not be applicable to Transfers:
     (i) to an Affiliate of the Investor, another Permitted Holder or to an Affiliate of a Permitted Holder that agrees in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto;
     (ii) in accordance with Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether the Investor is deemed at such time to be an Affiliate of the Company);

     (iii) pursuant to a privately negotiated transaction, to any Person if the number of shares Transferred to such person represents less than 5% of the Total Voting Power;
     (iv) pursuant to a distribution to the public, registered under the Securities Act, in which the Investor uses its reasonable best efforts to (A) effect as wide a distribution of such shares as is reasonably practicable, and (B) not sell such shares to any Person (excluding underwriters of such proposed distribution) if the number of shares Transferred to such person would represent more than 5% of the Total Voting Power; or
     (v) in connection with a merger, consolidation, reorganization, recapitalization, tender offer, exchange offer or other similar transaction.
     (3) The restrictions set forth in this Section 4 shall not apply to any Transfer by the Investor or an Affiliate of the Investor by gift or sale, pursuant to a marital dissolution’s division of assets, or upon death or permanent incapacity to a guardian, conservator, executor, administrator, trustees or beneficiaries of its will, spouse, children, stepchildren, grandchildren, parents, siblings or legal dependents, to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be such a Person or Persons or the shareholder provided that such transferee agrees to be bound by this Agreement as fully as if it were an initial signatory hereto.
     (4) Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth herein, and shall not be recorded on the stock transfer books of the Company or the Bank, as applicable.
     (5) The Investor agrees that it will not evade the restrictions on Transfer set forth in this Section 4 by Transferring any portion of the Warrants, the Series A Preferred Stock or shares of Common Stock issuable upon exercise or exchange thereof to an Affiliate and thereafter Transferring Beneficial Ownership of such Affiliate.
     (e) Legend on Securities. Each certificate representing shares of Common Stock Beneficially Owned by the Investor or its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT DATED AS OF      , 2007, AMONG FREMONT GENERAL CORPORATION (THE “COMPANY”), FREMONT INVESTMENT & LOAN (THE “BANK”) AND HUNTER’S GLEN/FORD, LTD., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE

“AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”
     (2) Each certificate representing Series A Preferred Stock shall bear the following legend on the face thereof:
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN EXCHANGE AND SHAREHOLDER RIGHTS AGREEMENT DATED AS OF      , 2007, AMONG FREMONT GENERAL CORPORATION (THE “COMPANY”), FREMONT INVESTMENT & LOAN (THE “BANK”) AND HUNTER’S GLEN/FORD, LTD., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE BANK.”
     (3) The Company may make a notation on its records or give instructions to any transfer agents or registrars for Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.
          (f) Restrictions on Redemptions, Dividends and Distributions.
     (1) The Company agrees, from and after the Closing Date that it will not redeem, retire or repurchase any shares of Common Stock prior to the exchange or redemption of the Series A Preferred Stock. Additionally, the Company agrees that it will provide thirty (30) days prior written notice to the Investor or any Affiliate thereof prior to any proposed redemption, retirement or repurchase. The Bank agrees, from and after the Closing Date that it will not redeem, retire or repurchase any shares of its common stock prior to the exchange or redemption of the Series A Preferred Stock. Additionally, the Bank agrees that it will provide thirty (30) days prior written notice to the Investor or any Affiliate thereof prior to any proposed redemption, retirement or repurchase.
     (2) Without the unanimous consent of the entire Board of Directors, the Company shall not pay any dividend or distribution on its outstanding shares of Common Stock in any year in an amount that, when added to all prior dividends and distributions paid on Common Stock in such year, exceeds the quotient of the total dividends or distributions paid with respect to the Series A Preferred Stock outstanding during such year divided by the weighted daily average number of shares into which the Series A Preferred Stock could have been exchanged during such year.
          (g) Standstill. From the date of this Agreement until such time following the Closing as the Investor Beneficially Owns shares of the Company’s capital stock representing less than 5% of the Total Voting Power, the Investor covenants and agrees with the Company that it will not, nor will it permit any of its Affiliates to, directly or indirectly, acquire, including by joining a partnership, syndicate or other Group or otherwise, any shares of the Company’s capital stock if such acquisition would result in the Investor Beneficially Owning shares of the

Company’s capital stock representing more than 39.9% of the Total Voting Power. Notwithstanding anything herein to the contrary, the Company agrees that the prohibitions of the preceding sentence shall not apply to any Affiliate of a Permitted Holder that is engaged in the business of trading in publicly-traded securities as part of ordinary course broker-dealer activities, so long as such Affiliates have not received, or been given access to, any of the internal information or files of the Company and have not received any instructions, recommendations or advice pertaining to an investment in or control of the Company from any party having access to any material non-public information regarding the Company.
     5. Miscellaneous.
          (a) Fees and Expenses. Each party shall bear its own expenses, including the fees and expenses of any Representatives engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby and thereby.
          (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

If to the Company or the Bank, to:
Fremont General Corporation
2425 Olympic Boulevard, Third Floor
Santa Monica, California 90404
Attention: General Counsel
Fax: (310) 315-5593
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq.
Fax: (917) 777-2642
If to the Investor, to:
Hunter’s Glen/Ford, Ltd.
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Attention: J. Randy Staff
Fax: (214) 871-5122
With a copy to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Dhiya El-Saden, Esq.
Fax: (213) 229-6196
If to any other Holder, to such address for such Holder set forth in the books and records of the Company and Bank, or to such other address or to the attention of such other Person as the Holder has specified by written notice to the Company.
          (c) Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
          (d) Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Holders of a majority of the Series A Preferred Stock (as constituted on the date hereof); provided that without a Holder’s written consent no such amendment, modification, supplement or waiver shall affect adversely such Holder’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Holders hereunder (other than as reflected by the different number of shares held by such Holder); provided further that the consent or agreement of the Company shall be required with regard to any termination, amendment, modification or supplement of, or waivers or consents to departures from, the terms hereof, which affect the Company’s obligations hereunder. This Agreement cannot be changed, modified, discharged or terminated by oral agreement.
          (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
          (f) Governing Law. This Agreement shall be governed by, and interpreted, in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that state.
          (g) Successors and Assigns. The Investor’s rights pursuant to Section 3 hereof shall be non-assignable, except to an Affiliate of Investor. Subject to the foregoing, each Holder of Series A Preferred Stock shall be permitted to assign its rights in connection therewith in connection with Transfers of Series A Preferred Stock permitted by Section 4 hereof. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
          (h) Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
          (i) Specific Performance; Consent to Jurisdiction. Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which they may be entitled, at law or in equity, in any Federal court located in the State of California or in any state court in the State of California. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of California in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal or state court located in the State of California.
          (j) Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
          (k) Survival. The parties agree that the provisions of this Agreement shall survive the exchange of the Series A Preferred Stock pursuant to the terms herein.
          (l) Joinder Agreements. Notwithstanding anything else contained herein, when this Agreement requires that any transferee or Permitted Holder agree in writing with the Company and the Bank to be bound by this Agreement as fully as if it were an initial signatory hereto, such transferee or Permitted Holder shall not have any of the rights of the Investor set forth in Section 3 hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Exchange and Shareholder Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

FREMONT GENERAL CORPORATION
By:
Name:
Title:

FREMONT INVESTMENT & LOAN
By:
Name:
Title:

Confirmed and accepted as of the date first written above: HUNTER’S GLEN/FORD, LTD.
By:
Name:
Title:

Exchange Rights Agreement Signature Page

EXHIBIT A
EXCHANGE NOTICE
     The undersigned, being a holder of the 6.5% Series A Non-Cumulative Exchangeable Preferred Stock of Fremont Investment & Loan (the “Series A Preferred Stock”) irrevocably exercises the right to exchange                      outstanding shares of Series A Preferred Stock on                     ,      , for shares of common stock, par value $1.00 per share (the “Common Stock”) of Fremont General Corporation in accordance with the terms hereof, and directs that the shares of Common Stock issuable and deliverable upon the exchange of shares of Series A Preferred Stock be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated:
Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address (Please print name and address, including zip code)

(Signature)
Denominations:
Exhibit A – Page 1